Exhibit 99.1

551 Fifth Avenue Suite 300 New York, NY 10176
ABM INDUSTRIES PROMOTES DEAN CHIN TO SENIOR VICE PRESIDENT,
CORPORATE CONTROLLER & CHIEF ACCOUNTING OFFICER
NEW YORK, NY — June 3, 2010 — ABM Industries (NYSE: ABM) named Dean Chin as the Company’s Senior Vice President, Corporate Controller and Chief Accounting Officer. Currently Interim Controller, Chin is promoted to his new role effective immediately, reporting to Executive Vice President and Chief Financial Officer Jim Lusk. ABM, through its subsidiaries, is the leading provider of facility services in the United States.
ABM Industries President and Chief Executive Officer Henrik Slipsager commented: “Dean’s strong finance skills, combined with his knowledge and experience with the Company, will serve him and ABM well in this critical role. We look forward to continuing to work closely with Dean and his team, and we are fortunate to be in a position to make a seamless transition to such a ready and capable leader.”
Chin joined ABM in 2008 as Vice President and Assistant Corporate Controller, where he led the financial reporting, accounting and policy functions. He served as Interim Corporate Controller since March of this year. Prior to joining ABM, Chin served as Director of Finance at the Reader’s Digest Association, Inc., and, earlier, gained public accounting experience as a Senior Manager at Ernst & Young. In addition to leading the corporate accounting functions, Chin will be responsible for financial planning and analysis and the Sarbanes-Oxley compliance team.
“Dean has been a valued and highly effective member of the Finance team since he joined ABM, and has clearly stepped up to the challenges, opportunities and responsibilities in front of him,” said Lusk. “We look forward to his continued contributions and to his growth and leadership in this new role.”
About ABM Industries Incorporated
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is the leading provider of facility services in the United States. With fiscal 2009 revenues of approximately $3.5 billion and more than 90,000 employees, ABM provides janitorial, facility, engineering, parking and security services for thousands of commercial, industrial, institutional and retail facilities across the United States, Puerto Rico and British Columbia, Canada. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking and ABM Security Services. For more information visit www.abm.com.
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